Exhibit 10.19
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Company”), and Steven Fendley, an individual (“Executive”), effective as of November 18, 2020 (“Effective Date”). Certain terms used in this Agreement denoted by initial capital letters are defined in Section 17, to the extent not defined elsewhere in this Agreement.
RECITALS
A.Executive is currently an employee of Company or one of its Affiliates, and in such capacity has obtained extensive and valuable knowledge and confidential information concerning the Company’s business and confidential customer relationships and has developed goodwill with the customers and the business.
B.The Company wishes to continue to employ Executive upon the terms and conditions contained in this Employment Agreement and Executive wishes to enter into this Agreement and agrees to perform his obligations hereunder in consideration of his employment, salary, benefits and other terms described herein.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT
1.Employment. The Company shall employ Executive as Senior Vice President and Division President of the Company’s Unmanned Systems (“US”) Division (the “Position”), and Executive accepts such employment and agrees to perform the duties and functions set forth herein for the Company, for the period and upon the other terms and conditions set forth in this Agreement. Upon the Effective Date, any and all prior employment agreements between the Company and Executive shall be of no further force or effect, and this Agreement shall supersede all such prior agreements.
2.Term. The term of Executive’s employment hereunder shall be for a period commencing on the Effective Date and ending on December 31, 2023 (the “Term”, which phrase shall include any renewal term as specified below), subject to earlier termination as hereinafter specified. Upon expiration of the Term, this Agreement may be renewed upon written agreement of the parties for an additional term of one (1) year.
3.Position and Duties. Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other related employment duties as the President & CEO of the Company (the “President”) or his designee shall reasonably assign to Executive from time to time. Executive shall perform his duties principally at the Company’s office in Round Rock, Texas, with travel to other locations from time to time as the President may reasonably require. Except as may otherwise be approved in advance by the President, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full working time to the services required of him hereunder. Executive shall use his reasonable best efforts, judgment and energy to improve and advance the business and

Exhibit 10.19
interest of the Company and its subsidiaries and Affiliates, if applicable, in a manner consistent with the duties of the Position and with the Company’s Code of Legal and Ethical Conduct. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.
4.Compensation.
4.1 Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Four Hundred Thousand Dollars ($400,000) (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s customary payroll procedures and policies, and pro-rated for partial years, but no Base Salary shall be paid for periods of disability during which the Executive is not performing services for the Company. Executive will be eligible for annual increases to the Base Salary in accordance with the Company’s then current compensation policies.
4.2 Incentive Compensation. In addition to the Base Salary, and as incentive compensation for services rendered hereunder, Executive will participate in the Company’s annual bonus program and will be eligible to earn up to sixty percent (60%) of Base Salary (“Incentive Compensation”), based upon the attainment of individual performance objectives established by the President. Details of the bonus program will be included in a separate document.
4.3 Equity Incentives. Executive will be eligible for equity incentive grants at the discretion of the President and the Compensation Committee of the Board of Directors.
4.4 Participation in Benefit Plans. Executive and eligible family members shall be eligible to participate in, subject to his affirmative election to enroll in such plans requiring enrollment, to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, paid time off, medical, dental, pension, profit sharing, savings and stock bonus plans. Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan. The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time, provided, however, that the Company will not reduce or discontinue Executive’s benefits in place on the Effective Date unless such reduction or discontinuance is applied to all other employees of the Company participating in such benefits or unless such reduction or discontinuance is implemented to avoid adverse tax or legal consequences.
4.5 Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of the Position, subject to the presentment of appropriate receipts or expense reports in accordance with the Company’s policies and procedures. The following provisions shall be in effect for any reimbursements (and in-kind

Exhibit 10.19
benefits) to which Executive otherwise becomes entitled under this Agreement, in order to assure that such reimbursements (and benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”):
(a)    The amount of reimbursements (or in-kind benefits) to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.
(b)    Each reimbursement to which Executive becomes entitled shall be made by the Company as soon as administratively practicable following Executive’s submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.
(c)    Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.
4.6 Taxes and Other Withholding. The Company may withhold from any benefits or amounts payable under this Agreement all federal, state, city or other taxes and other amounts as shall be required or permitted pursuant to any law or governmental regulation or ruling or as elected by Executive.
5.Annual Leave. Executive shall earn paid time off and shall maintain paid time off balances in accordance with the Company’s standard policies applicable to similarly situated executives.
6.Compensation upon Termination. Executive shall be entitled to the following payments, if any, upon the termination of his employment by the Company. The compensation described in this Section 6 shall be in lieu of any other separation or severance compensation offered to Executive under any general policies of the Company.
6.1 For Cause. In the event Executive is terminated by the Company for Cause pursuant to Section 11.1, Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination, unreimbursed business expenses under Section 4.5, accrued but unused paid time off under Section 5, and any earned and accrued, but not yet paid, Incentive Compensation as of the date of termination pursuant to the terms of any then-existing incentive compensation plan (collectively, the “Accrued Payments”).
6.2 Resignation. In the event Executive resigns from the Company voluntarily pursuant to Section 11.2, Executive shall not be entitled to any compensation other than the Accrued Payments. Should Executive resign his employment upon thirty (30) days’ advance written notice, the Company reserves the right to relieve Executive of all job duties on notice and provide Executive with payment in lieu of any remaining portion of the notice period; provided, however, if the Executive provides more than 30 days’ advance notice, the Company may select an earlier termination date and treat such earlier termination date as the date which Executive selected for his termination.
6.3 Without Cause. In the event Executive is terminated by the Company Without Cause pursuant to Section 11.3, the Executive shall not be entitled to any compensation

Exhibit 10.19
and the Company shall only: (i) pay to Executive the Accrued Payments; (ii) pay to Executive continued payment of the Base Salary for twelve (12) months (the “Severance Period”), and (iii) make available continued medical and dental benefits for Executive and eligible family members under the Company-sponsored group health plans in which Executive and eligible family members were enrolled at the termination of his employment at the employee contribution rate during the Severance Period, unless doing so would result in adverse tax or other consequences under Section 105(h) of the Code or under the Patient Protection and Affordable Care Act, as amended (which coverage shall run concurrently with COBRA coverage). The aggregate benefits provided by Subsections (ii) and (iii) of this Section 6.3 shall be referred to as a “Severance Payment.” Except as otherwise provided herein, the Severance Payment shall be paid to Executive on a regular basis in accordance with the Company’s regular payroll procedures and policies.
6.4 Disability. If Executive becomes disabled during the term of this Agreement for 120 days in any 365 day period, the Company may, to the extent permitted by applicable law, terminate this Agreement and Executive’s employment by giving written notice to Executive. For purpose of this Agreement, the term “disabled” shall be defined as Executive’s inability through physical or mental illness, to perform all of the duties which Executive is required to perform under this Agreement with or without reasonable accommodation as such terms are defined under the Americans with Disabilities Act. In the event that the Executive is terminated pursuant to this Section, the Executive shall not be entitled to any compensation other than the Accrued Payments.
6.5 Upon a Change of Control. In the event Executive’s employment is terminated by the Company without Cause (as defined in Section 17 hereto) or Executive resigns for Good Reason (as defined in Section 17 hereto) within the twelve (12) months following a Change of Control of the Company, as defined in the Company’s 2014 Equity Incentive Plan as may be in effect from time to time (a “Change of Control”), the Executive shall not be entitled to any compensation, including pursuant to Section 6.3 above, and the Company shall: (i) pay to Executive the Accrued Payments, (ii) pay to Executive the Base Salary for a period of twelve (12) months (the “Change of Control Severance Period”) and (iii) make available continued medical and dental benefits for Executive and eligible family members under the Company-sponsored group health plans in which Executive and eligible family members were enrolled at the termination of his employment at the employee contribution rate during the Change of Control Severance Period, unless doing so would result in adverse tax or other consequences under Section 105(h) of the Code or under the Patient Protection and Affordable Care Act, as amended (which coverage shall run concurrently with COBRA coverage). The aggregate benefits provided by Subsections (ii) and (iii) of this Section 6.5 shall be referred to as a “Change of Control Severance Payment.” Further, in the event Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason within the twelve (12) months following a Change of Control of the Company, 100% of all stock options and restricted stock units granted to him under the Company’s equity incentive plans that remain unvested as of the date of termination shall accelerate, to the extent permissible by law and to the extent doing so would not result in a “plan failure” under Section 409A of the Code, and except as otherwise specifically provided in any then existing vesting provisions set forth in the applicable equity award agreement and/or the Company equity incentive plan.

Exhibit 10.19
6.6 Release. The receipt of the Severance Payment, Change of Control Severance Payment or other benefits pursuant to this Section 6 (other than the Accrued Payments) will be subject to Executive signing and not revoking a release of claims agreement in a form prescribed by the Company, and such release becoming effective and irrevocable within thirty-five (35) days of Executive’s termination. No severance or other benefits will be paid or provided until the 40th day after Executive’s termination, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the 40th day after Executive’s termination shall be paid 40 days after Executive’s termination, subject to the delay in the following paragraph.
6.7 Delay of Payment; Other 409A Matters. Notwithstanding any other provision of this Agreement, the Company, in its sole discretion, shall have the right to construe this Agreement in a manner that complies with Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance. Notwithstanding any inconsistent provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination, then only that portion of the Severance Payment or Change of Control Severance Payment, together with any other severance payments or benefits that, in each case, are nonqualified deferred compensation under Section 409A, which (a) do not exceed the Section 409A Limit (as defined below), and (b) which qualify as separation pay under Treasury Regulation Section 1. 409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive’s termination. Otherwise, the portion of the Severance Payment, together with any other severance payments or benefits that, in each case, are nonqualified deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive’s termination will instead be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s termination (or the next business day if such date is not a business day), provided Executive has complied with the requirements for such payment. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s “annualized compensation” as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of the termination, or such successor limit as may apply. Each payment specified hereunder is designated a separate payment for purposes of Section 409A. The Company shall have no liability to Executive for any adverse tax or other consequences related to the payments provided hereunder and to the extent any payment or benefit would result in adverse or other tax consequences under Section 409A, Executive shall have no legally enforceable right to such payment or benefit. For purposes of this Agreement, termination of employment and similar phrases mean a “separation from service” within the meaning of Section 409A of the Code.
7.Proprietary Matter; Ownership.
7.1 Except as permitted or directed by the Company or as required by law, Executive shall not during the term of his employment or at any time thereafter knowingly divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company or its Affiliates that is not generally known to the relevant public (“Proprietary Matter”) which Executive has acquired or become acquainted with or will

Exhibit 10.19
acquire or become acquainted with during his employment with the Company and its Affiliates, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company and its Affiliates, any confidential customer, distributor or supplier lists of the Company or its Affiliates, any confidential or secret development or research work of the Company or its Affiliates, or other confidential, secret or non-public aspects of the business of the Company or its Affiliates. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company or its Affiliates, acquired at great time and expense by the Company or such Affiliates, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company or such Affiliates would be wrongful and could cause irreparable harm to the Company or such Affiliates. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or the breach of any obligation of confidentiality by any other person.
7.2 Executive agrees that he will fully inform and disclose to the Company from time to time all inventions, designs, improvements, enhancements, developments and discoveries which he now has, or may hereafter have, during the Term which pertain or relate to the business of the Company or its Affiliates or to any experimental work carried on by the Company or its Affiliates. All such inventions, designs, improvements, enhancements, developments and discoveries shall be the exclusive property of the Company or its Affiliates. Executive hereby assigns the rights to all such inventions, designs, improvements, enhancements, developments and discoveries to the Company or its Affiliates. Executive shall reasonably assist the Company or its Affiliates in obtaining patents on all such inventions, designs, improvements, enhancements, developments and discoveries deemed patentable by the Company or its Affiliates and shall execute all documents (including assignments and related affidavits) and do all things reasonably necessary to obtain such patents. This provision shall not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Company or its Affiliates was used and which was developed on Executive’s own time without using any of the Company’s or its Affiliates’ equipment, supplies, facilities or trade secret information, except for those inventions which either: (a) related at the time of conception or reduction to practice of the invention to the Company’s or its Affiliates’ respective businesses, or actual or demonstrably anticipated research or development of the Company or its Affiliates, or (b) resulted from any work performed by Executive for the Company or its Affiliates.
7.3 Executive acknowledges and understands that, pursuant to the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if an employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the employee may disclose the trade secret to the employee’s attorney and use the trade secret information in the court proceeding, if the employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret,

Exhibit 10.19
except pursuant to court order. In the event that disclosure of Company trade secrets was not done in good faith pursuant to the above, the employee may be subject to substantial damages, including punitive damages and attorneys’ fees.
8.Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture directly related to the business of the Company or its Affiliates including those involving a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.
9.Noninterference With Business.
9.1 During the Restricted Period (as defined in Section 17.6), Executive agrees not to, whether on his own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, directly or indirectly, engage, attempt to engage, or prepare to engage in a business that is similar to the type of business conducted by the US Division for the purpose of improperly diverting or taking away business from the US Division or the Company in any geographic area in which the US Division was engaged in business as of the date of termination of Executive’s employment with the Company (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation).
9.2 During the Restricted Period, Executive agrees not to (a) directly or indirectly contact any of the US Division’s current customers with whom the US Division was, at the Effective Date or during Executive’s employment with the Company, engaged in discussions or proposal negotiations for the purposes of improperly diverting or taking away business from the US Division or the Company; or (b) otherwise knowingly interfere with, impair, disrupt or damage the US Division or the Company’s relationship with any of its current customers with whom the US Division was, at the Effective Date or during Executive’s employment with the Company, engaged in discussions or proposal negotiations.
9.3 During the Restricted Period, other than in the performance of his Position, Executive agrees not to knowingly directly or indirectly solicit, induce or attempt to induce any Company employee, consultant or independent contractor who holds a position uniquely essential to the management, organization, or service of the Company or its Affiliates to terminate or breach an employment, contractual or other relationship with the Company or its Affiliates or to perform services for any other person or entity.
9.4 During the Restricted Period, Executive agrees not to, whether on his own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in an employment or business activity which competes against the Company or its Affiliates, any activity the Company or its Affiliates are considering undertaking or is otherwise in conflict with the Company’s or its Affiliates’ business interests, unless the Company’s CEO consents in writing in advance.

Exhibit 10.19
9.5 During his employment and thereafter, Executive agrees not to use confidential information previously acquired from the Company or its Affiliates to knowingly directly or indirectly solicit, induce or attempt to induce any employee to terminate or breach an employment relationship with the Company or its Affiliates.
9.6 Executive acknowledges and agrees that during the term of his employment relationship with the Company, he will be provided with access to highly valuable trade secrets and other confidential and proprietary information of the Company and its Affiliates. Because of Executive’s on-going access to such confidential and proprietary information throughout the term of his employment with the Company, Executive and the Company agree that the restrictions in this Section 9 are reasonably necessary to protect the Company’s legitimate business interests, including, without limitation, the preservation of its valuable trade secret and confidential information and the preservation of its customer relationships. This Section 9 is in no way intended to limit (a) any restrictions available to the Company under Section 7 to prevent the use or disclosure of Proprietary Matter or (b) any of the non-competition provisions set forth in Section 6.2 of that certain Purchase Agreement entered into in connection with the Transaction (the “Purchase Agreement”), which are not superseded or modified by this Agreement.
10.Non-Disparagement. Executive expressly agrees that during his employment with the Company and after the termination of such employment for any reason, he will make no statement and take no actions of any kind, verbal or written, that directly or indirectly disparages the Company or the Related Parties, injures their general reputation or interferes with the Company’s or its Affiliates’ operations, except as required by applicable law. Nothing in this Section 10 shall restrict the Executive from cooperating or communicating with any governmental or listing entity.
11.Termination Prior to Expiration of the Term.
11.1 Termination for Cause. The Company may terminate Executive’s employment at any time for “Cause” (as defined in Section 17) immediately upon written notice to Executive. Such written notice shall set forth with reasonable specificity the Company’s basis for such termination.
11.2 Resignation. Executive’s employment shall be terminated on the earlier of the date that is thirty (30) days following the submission of Executive’s written resignation to the Company or the date such resignation is accepted by the Company.
11.3 Termination Without Cause. The Company may terminate Executive’s employment Without Cause upon written notice to Executive. Termination “Without Cause” shall mean termination of employment by the Company on any basis other than termination of Executive’s employment hereunder pursuant to 6.4, 11.1 or 11.2.
12.Surrender of Records and Property. Upon termination of his employment for any reason, or at any other time on written request, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, licenses, briefings, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, and all models, prototypes, and drawings, which are the property of the Company and which relate in any way to the business, customers, products, practices or techniques of the Company, and all

Exhibit 10.19
other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. If Executive purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, such record book, ledger, or similar item shall belong to the Company and Executive shall immediately notify the Company and provide documentation of such purchase, which shall then reimburse Executive for the expense of such purchase in accordance with 4.5 hereof.
13.Assignment. This Agreement shall not be assignable, in whole or in part, by Executive. The Company may, upon notice to Executive, assign its rights and obligations under this Agreement to an Affiliate of the Company or any purchaser of substantially all of the Company’s assets or the assets of the Business or the equity of any owner of the Business. Upon such assignment by the Company, this Agreement shall be enforceable by the Executive and the assignee respectively. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder to Executive.
14.Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 7, 8, 9, 10 and 12. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.
15.Arbitration.
15.1 Claims Covered. The parties shall resolve by arbitration all statutory, contractual and/or common law claims or controversies (“Claims”) that the Company may have against Executive, or that Executive may have against the Company or any of its officers, directors, employees or agents in their capacity as such or otherwise. Claims subject to arbitration include claims for breach of any contract (express or implied).
15.2 Claims Not Covered. The arbitration of Claims shall not apply to (i) claims by Executive for workers’ compensation or unemployment insurance; (ii) claims which even in the absence of these arbitration provisions could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law; (iii) claims by the Company for injunctive and/or other equitable relief; (iv) claims for which arbitration is prohibited under applicable rules in the Federal Acquisition Regulation or the Defense Federal Acquisition Regulation Supplement; and (v) claims for employee benefits under any employee benefit plan subject to ERISA.
15.3 Procedures. Claims shall be settled by arbitration by a single, neutral arbitrator in accordance with the employment arbitration rules then in effect of Judicial Arbitration and Mediation Services (JAMS) which can be found at www.jamsadr.com/rules-employment-arbitration. The arbitrator shall determine all questions of fact and law relating to any Claim, including but not limited to, whether or not any such Claim is subject to the arbitration provisions contained herein. The parties shall be permitted to engage in such pre-

Exhibit 10.19
hearing discovery as the arbitrator shall permit. The arbitrator shall issue a written arbitration decision which shall include essential findings and conclusions on which any award is based. The decision shall remain confidential between the parties and shall not be published by the arbitrator or JAMS. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, except insofar as such fees or expenses are otherwise recoverable pursuant to a statutory claim or cause of action. The Company shall bear the other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs.
15.4 Remedies; Waiver of Jury Trial. Executive understands that Executive is waiving the right to seek certain remedies in court, including the right to a jury trial. The arbitrator shall be empowered to award any relief which might have been available in a court of law or equity.
15.5 Required Notice and Statute of Limitations. Arbitration shall be initiated by serving or mailing a written notice to the other party within the applicable statutory limitations period. Any notice to be sent to the Company shall be delivered to the CEO with a mandatory copy to the Company’s General Counsel, 10680 Treena Street, 6th Floor, San Diego, CA 92131, facsimile 858-812-7303. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.
16.Miscellaneous.
16.1 Governing Law and Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law provisions, and all proceedings shall be brought in the courts or arbitral forums located in Alabama or some other location as agreed by the parties.
16.2 Prior Agreements. This Agreement, coupled with Executive’s Proprietary Information Agreement and Section 6.2 of the Purchase Agreement, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. Except as set forth above, the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.
16.3 Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees on the one hand, and by any successor or assignee of the Company on the other hand.
16.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties.
16.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or

Exhibit 10.19
estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
16.6 Severability and Reformation. To the extent any provision of this Agreement shall be considered by a court or arbitrator to be invalid or unenforceable, the provision shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. Each of the parties recognizes that the restrictions contained in this Agreement are properly required for the adequate protection of the Company’s business and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction, each of the parties agrees and submits to the reduction of said restrictions to such duration and/or scope as said court or tribunal shall deem reasonable.
16.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.
16.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given or received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient upon confirmed receipt, if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and Executive at their respective addresses as set forth on the signature page hereof or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other party.
17.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
17.1 Affiliate. “Affiliate” with respect to any person or entity, means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person or entity.
17.2 Cause. Termination for “Cause” means termination due to any of the following reasons: (i) Executive’s Misconduct; (ii) Executive’s violation of posted policy or rules of the Company; (iii) Executive’s willful refusal to follow the lawful directions given by the Company’s CEO or Executive’s direct supervisor from time to time or breach of any material covenant or obligation under this Agreement or other agreement with the Company; (iv) Executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company; or (v) failure to timely secure or loss of any security clearance the Company deems necessary or desirable for the Executive to perform the duties of the Position.

Exhibit 10.19
17.3 Good Reason. “Good Reason” means that, without Executive’s express written consent, one or more of the following events occurred after Executive’s execution of this Agreement and coincident with or following a Change of Control: (i) a material change in the nature of Executive’s role or job responsibilities which, when considered in their totality as a whole, are substantially diminished in nature (ignoring any such changes that necessarily result from the Company not being publicly-traded if the Company ceases to be publicly-traded in connection with the Change of Control); (ii) the relocation of Executive’s principal place of work to a location more than thirty (30) miles from Executive’s current place of work and such relocation results in Executive’s one-way commute to work increasing by more than 30 miles based on Executive’s principal place of residence immediately before such relocation was announced; or (iii) the Company materially breaches this Agreement; provided, however, that none of these conditions will constitute Good Reason unless (a) Executive provides written notice to the Company within ninety (90) days of its initial existence, (b) the Company does not cure such condition within thirty (30) days from the date it receives such notice from Executive, and (c) Executive actually terminates employment within 10 days following the end of the cure period described in clause (b).
17.4 Misconduct. “Misconduct” means:
17.4.1 Commission, indictment or conviction of a felony or for an act of fraud, embezzlement or other act of gross misconduct.
17.4.2 Misuse, misappropriation or disclosure of any Proprietary Matter, directly or indirectly, or use of it in any way, except as required or permitted in the course of Executive’s employment.
17.4.3 Knowing misappropriation, concealment, or conversion of any money or property of the Company that causes or could cause injury to the Company.
17.4.4 Reckless conduct which endangers or is reasonably likely to endanger the safety of persons or property during the course of employment or while on Company premises.
17.4.5 material violation of the Company’s Code of Legal and Ethical Conduct.
17.5 Related Parties. “Related Parties” means each of the Company’s and its Affiliates’ present and former directors, officers, employees, trustees, agents, attorneys, insurers, shareholders, representatives, predecessors, successors and assigns, and if any, its parent corporations, subsidiaries, divisions, related and affiliated companies and entities.
17.6 Restricted Period. The “Restricted Period” shall commence on the Effective Date and shall continue until the five-year anniversary of Executive’s termination of employment with the Company.

Exhibit 10.19
IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

THE COMPANY:    EXECUTIVE:
Kratos Defense & Security Solutions, Inc.

/s/ Eric DeMarco             /s/ Steven Fendley
Eric DeMarco    Steven Fendley
President and CEO    Senior Vice President & Division President, Unmanned Systems Division

Address for Notice:    Address for Notice:
10680 Treena Street, 6th Floor    General Counsel
San Diego, CA 92131
Attn: President and CEO